EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
iPass Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑107315, 333‑118295, 333‑130064, 333‑131879, 333‑165683, 333‑172603, 333‑179972 and 333-187312) on Form S‑8 of iPass Inc. of our report dated March 11, 2014, with respect to the consolidated balance sheets of iPass Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows for each of the years in the three‑year period ended December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10‑K of iPass Inc.

/s/ KPMG LLP

Santa Clara, California
March 11, 2014